                                                                    EXHIBIT 10.5

                                            *** CERTAIN CONFIDENTIAL INFORMATION
                                            CONTAINED IN THIS DOCUMENT
                                            (INDICATED BY ASTERISKS) HAS BEEN
                                            OMITTED AND FILED SEPARATELY WITH
                                            THE SECURITIES AND EXCHANGE
                                            COMMISSION PURSUANT TO A REQUEST FOR
                                            CONFIDENTIAL TREATMENT UNDER 17
                                            C.F.R. SECTIONS 200.80(B)(4),
                                            200.803 AND 230.406

JN MICROSYSTEMS, INC. PROPRIETARY AND CONFIDENTIAL

                                                         Agreement Number 115804

           STAROFFICE SOFTWARE OEM LICENSE AND DISTRIBUTION AGREEMENT

This StarOffice Software OEM License and Distribution Agreement ("Agreement") is made and entered into by and between Sun Microsystems, Inc., a Delaware corporation, located at 901 San Antonio Road, Palo Alto, California 94303 ("Sun)" and Customer set forth below ("Customer"):

         Customer:         Lindows.com
         Address:          9333 Genesee Avenue, 3rd Floor
                           San Diego, California 92121
                           U.S.A.
         Tel:              858-587-6700
         Fax:              858-587-6700
         E-mail:           Kevin@lindows.com

WHEREAS, Sun designs, develops and markets office productivity software and documentation.

WHEREAS, Customer desires to license from Sun the Software (as defined below) and distribute the same on the terms and conditions herein.

IN CONSIDERATION of the mutual promises and covenants contained in this Agreement and the Attachments attached hereto and incorporated herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

This Agreement includes the terms and conditions set forth herein and the following attachments (collectively, "Attachments"):

         ATTACHMENT 1               AGREEMENT DETAILS
         ATTACHMENT 2               END USER BINARY CODE LICENSE AGREEMENT
         ATTACHMENT 3               TRADEMARK LICENSE AGREEMENT

Notices as described in Section 12.8 ("Notices") shall be delivered to Customer at the above address and to Sun at the above address, Mailstop: SCA12-101,
Attention: StarOffice Software OEM Sales Department, with a copy to Sun Legal Dept., Attn. Vice President Software Legal at the above address, Mailstop:
SCA14-210. Royalty reports and payments should be sent to Sun Microsystems, Inc., Software Royalty Accounting Group, PO Box 10903, Palo Alto, CA 94303.

                                                                    EXHIBIT 10.5

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives.

SUN:                                   LINDOWS.COM

By:  /s/ Sheila Kerr                   By:  /s/ Kevin Carmony
   -----------------------------          --------------------------------

Name:  Sheila Kerr                     Name:  Kevin Carmony
     ---------------------------            ------------------------------
           (printed or typed)                   (printed or typed)

Title:  Manager - STS Sales Ops        Title:  President
      --------------------------             -----------------------------

Date:         6/29/02                  Date:   6-28-02
     ---------------------------            ------------------------------

                                                                    EXHIBIT 10.5

                          GENERAL TERMS AND CONDITIONS

1.0   DEFINITIONS

      1.1 "Binary Code License" or "BCL" means an End User license to use the Software pursuant to the terms set forth in Attachment 2 ("End User Binary Code License Agreement"). The BCL must be provided with each copy of the Software distributed.

      1.2 "Confidential Information" means that information which Customer and/or Sun desire to protect against unauthorized disclosure or use and which the disclosing party designates as confidential (i) in writing, if communicated in writing, or (ii) orally, prior to any oral disclosure of the Confidential Information. The terms and conditions of this Agreement shall be considered Confidential Information of Sun.

      1.3 "Customer Marketing Collateral" means all materials created by Customer and used in connection with promoting or marketing Customer's Product, including but not limited to, advertising, press releases, brochures, data sheets, web pages, trade show and event materials, and ad pillars, in any medium, including but not limited to print and online media.

      1.4 "Customer's Product(s)" means the hardware system(s), software and/or components manufactured by or for Customer which have material value independent from the Software, and incorporate or include the Software as an integral element of Customer's hardware system, software or component, pre-installed from Master Media.

      1.5 "Distributor" means an entity that distributes Customer's Products and which is under a contractual obligation to Customer as set forth in this Agreement, for example, a retail distributor.

      1.6 "Effective Date" shall have the meaning set forth in Section 3.1 ("Term").

      1.7 "End User" means the person or entity to whom the BCL applies and to whom Customer and/or Distributors furnish the Software for use with and as part of Customer's Products for internal use and not for resale, marketing, or leasing.

      1.8 "End User Documentation " means users' manuals, programmers' guides and system guides which Sun may provide for use with the Software, and which are specified in the Attachments hereto and/or the Price List.

      1.9 "Error" means any reproducible failure of the Software to perform its intended functions or any material inaccuracies in the End User Documentation.

      1.10 "Error Correction " means a modification, addition, procedure or routine intended to correct the practical adverse effect of an Error.

      1.11 "Installed Base" means Customer's pre-existing End User customers who are already in possession of and using Customer's Product under a current and valid license. Such installed Customer Products shall be referred to as "Installed Systems."

      1.12 "Licensed Trademarks" means the StarSuite Logos, STARSUITE word mark, and the Sun Logo depicted in the Trademark *rise Agreement entered into by Customer and Sun, or such additional or replacement mark(s) as Sun may provide under the Trademark License Agreement, and no other logo, mark or designation.

      1.13 "Master Media" means the Software delivered to Customer for the purpose of mass duplication in accordance with Section 2.0 ("Binary License Rights; Terms and Conditions") herein.

      1.14 "Price List" means the then-current, geographical, specific release of the Sun Software OEM and Reseller License Fee and Royalty Schedule including any subsequent price changes made by Sun pursuant to Section 4.4 ("Price Changes").

                                                                    EXHIBIT 10.5

      1.15 "Royalty Bearing Event" means the license, grant of right to use, or other authorized transfer of the Software. There will be only one (1) Royalty Bearing Event for each copy of the Software shipped.

      1.16 "Single Incident" means an End User question about the Software relating to a specific, discrete issue (for example, installation, launch, configuration, troubleshootnig, usability, etc.) that can be answered by violating its origin to a single cause.

      1.17 "Software" means the binary, machine-readable, executable code for the Sun software product and End User Documentation listed in Attachment 1 ("Agreement Details") hereto, and Updates or Error Corrections provided to Customer, if any.

      1.18 "Sun Marketing Collateral" means all materials created by or for Sun and used in connection with promoting or marketing Sun's Software, including but not limited to, advertising, press releases, brochures, data sheets, web pages, trade show and event materials, and ad pillars, in any medium, including but not limited to print and online media.

      1.19 "Sun Trademarks" means the Licensed Trademarks and all iPlanet-, Java-, Jini-, Solaris-, Sun-, and StarSuite-based names, marks, logos, trade dress and other brand designations used by Sun and its related companies.

      1.20 "Tax" means sales, use, rental, receipt, personal property, value-added, consumption, goods and services, or other tax which may be levied or assessed in connection with this Agreement, excluding tax based on Sun's income.

      1.21 "Territory" means the jurisdiction(s) where Customer may market, advertise, and distribute Customer's Product containing the Software as set forth in Attachment 1 ("Agreement Details"), and shall include no other countries except Japan, the Peoples Republic of China (excluding Hong Kong), Korea or Taiwan unless otherwise agreed by Sun in writing.

      1.22 "Technical Support Entitlement" means that Sun will provide to Customer for inclusion with Customer's Product, a text file (e.g., "Read Me" file), splash screen, dialogue box or other collateral that will entitle the End User to technical assistance with the Software (End User questions about the Software relating to specific, discrete issues such as installation, launch, configuration, usability, etc.) within a specified timeframe. Sun may also provide End User Software training.

      1.23 "Update" means a release of the Software, if any, which is designated by Sun in its sole discretion as containing substantially only Error Corrections, or minor new features, functionality and/or performance enhancements. An Update is generally signified by a change of version designation to the right of the decimal point, for example, version 6.0 to version 6.1.

2.0   BINARY LICENSE RIGHTS; TERMS AND CONDITIONS

      2.1 Binary License Grant. Subject to and conditioned upon Customer's compliance with the payment obligations, limitations and restrictions set forth in this Agreement, with respect to Software, Sun grants to Customer a personal, non-transferrable, and nonexclusive, royalty-bearing, limited right and license as follows:

            (a) to make copies of the Software from Master Media, install those copies in Customer's Products as part of the manufacturing process prior to shipment, and distribute such copies as part of Customer's Products in accordance with the terms of this Agreement;

            (b) to copy Software from Master Media onto separate packaged product storage media such as CD-ROMs ("White-CD") and distribute for use with Customer's Product one White-CD with each Customer's Product incorporating Software installed from Master Media;

                                                                    EXHIBIT 10.5

            (c) to the extent Updates are made available, to distribute unbundled Updates to Customer's Installed Base for use only with Installed Systems. Updates will be made available solely at Sun's discretion. Such distributions, if any, must be made pursuant to an agreement with each End User restricting use of the Update to Installed Systems.

      2.2 Binary License Terms and Conditions. Each distribution of the Software by Customer or its Distributors to an End-User must be made pursuant to the unmodified terms and conditions of the BCL, including the supplemental terms and conditions relating to the Software. It is expressly acknowledged and agreed that in the United States and in other jurisdictions where an enforceable copyright protection covering the Software exists, such license may be a written agreement on or accompanying the package containing the Software media that is fully visible to the End-User before the package is opened, that the End-User accepts by opening the package and that complies with applicable law relating to agreements of such type. In all other jurisdictions, such license must be a written agreement signed by the End-User. Sun does not undertake to inform Customer of the jurisdictions where such copyright protection exists. In the event the End User, upon reading the BCL, elects to return the product as provided in the product packaging, Customer will accept return of the Software and shall refund the license fee to the End User.

      2.3   Distribution Agreements.

            (a) Prior to Customer furnishing any Software to any of its Distributors, Customer shall obtain a signed agreement from its Distributors substantially similar to the terms and conditions of this Agreement and sufficient to allow protection of the intellectual property rights of Sun and its licensors.

            (b) Customer shall use commercially reasonable efforts comparable to those it uses for its own products to monitor and enforce any agreements with Distributors and End Users of the Software entered into by Customer or its Distributors, and Customer shall promptly inform and consult with Sun if Customer becomes aware of any substantial non-compliance. If a Distributor or End User fails to fulfill any of its material obligations with respect to the Software under such agreement, Sun may, upon its election and in addition to any other remedies that it may have, notify Customer in writing of such breach and require Customer to terminate all the rights granted in such agreement with respect to the Software by thirty (30) days written notice to such Distributor or End User specifying the breach, unless the breach is remedied within such thirty (30) day period. In the event that Customer fails to satisfy the foregoing obligations with regard to the Software, subject to Section 8.0 ("Limitation of Liability"), Customer shall be responsible for all reasonable costs incurred by Sun, including without limitation, attorneys' fees, in connection with such enforcement actions undertaken by Sun. In those jurisdictions where Sun does not have standing to bring an action in its own name or under the intellectual property laws of such jurisdiction, Customer shall assign those rights to Sun reasonably necessary to allow Sun to bring an action under any legal theory available to Customer.

      2.4   End User Documentation Distribution; Modification.

            (a) End User Documentation Distribution. Electronic documentation is included with Software. Customer may reprint documentation included on Master Media only.

            (b) Modification of End User Documentation. Customer may not modify the End User Documentation.

      2.5   Trademarks, Logos and Product Designs; Proprietary Notices.

      (a) Customer may refer to Software by the associated Sun Trademarks, provided that such reference is not misleading and complies with the then-current Sun Trademark and Logo Requirements, currently located at http://www.sun.com/policies/trademarks. Customer shall not remove, alter, or add to any Sun Trademarks, nor shall it co-logo Software. Customer is granted no right, title or

                                                                    EXHIBIT 10.5

license to, or interest, any Sun Trademarks or any name, mark, logo, trade dress or brand designation of Sun and its related companies in this Agreement or any Attachment. Customer acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by Customer shall inure to the sole benefit of Sun. Customer agrees not to (i) challenge Sun's ownership or use of, (i) register, or
(iii) infringe any Sun Trademarks, nor shall Customer incorporate any Sun Trademarks into Customer's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations. If Customer acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun along with any associated goodwill, applications, and/or registrations.

            (b) As between Sun and Customer, Customer acknowledges and agrees that Sun is the sole owner of the Sun Trademarks and all associated goodwill and intellectual property rights. Customer further agrees that any use of Sun Trademarks by Customer shall inure to the sole benefit of Sun. Customer agrees not to: (i) challenge Sun's ownership, use of or the validity of the On Trademarks; (ii) attempt or register any mark or logo identical or substantially similar to any Sun Trademark; (iii) remove, alter or add to any of Sun Trademark; (iv) incorporate any of Sun Trademarks into Customer's trademarks, product names, service marks, company names, slogans, domain names or any other similar designations for use on or in connection with any computer and/or internet-related hardware, software, technologies or services or any other products or services likely to cause confusion with or dilute the Sun Trademarks; or (v) infringe any Sun Trademark or associated intellectual property rights. If Customer acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun along with any associated goodwill, applications, and/or registrations.

            (c) Customer agrees to enter into and comply with a Trademark License Agreement appended as Attachment 3. Customer shall use the STARSUITE word mark, the StarSuite Logos and the Sun Logo in strict compliance with the terms and conditions of the Trademark License Agreement.

            (d) Customer shall not delete, cover or alter, and shall maintain Sun's trademarks, logos, proprietary rights notices and restrictive rights legends included in and on the End User Documentation and Software. Customer shall reproduce any proprietary rights notices of Sun and/or contributing third parties contained in or on all copies of Software, End User Documentation, packaging and related materials, in whole or in part, developed or made by Customer or its Distributors. Customer shall submit its Customer Products containing Software, End User Documentation or other materials licensed hereunder to Sun for approval pursuant to this Section 2.5 ("Trademarks, Logos and Product Designs; Proprietary Notices") prior to distribution, which approval shall not be unreasonably withheld or delayed.

      2.6 Intended Purpose. The intended purpose of the Software is for use on, and as an integral component of, Customer's Products. Customer's Product packaging for the Software shall clearly indicate this intended purpose. Customer shall market and distribute the Software only with Customer's Product and directly or indirectly through Customer's Distributors to End Users only if bundled with Customer's Product. Customer and Distributors shall not distribute the Software on a stand-alone basis.

      2.7 Governmental Approvals. Customer shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings and registrations as may be necessary for the performance of the terms and conditions of the Agreement, including without limitation, fair trade approvals, under all laws, regulations and other legal requirements within the jurisdictions that Customer distributes the Software that apply to this Agreement, including tax and foreign exchange legislation.

      2.8 No Other Rights. Except as expressly stated herein and in the Attachment(s) hereto, no other license, right or interest is granted to Customer for any other purpose.

                                                                    EXHIBIT 10.5

3.0   TERM AND TERMINATION

      3.1 Term. This Agreement shall commence on: (i) the date of its execution by Sun or (ii) where this Agreement will be void or Sun will be liable for a penalty without an approval, registration, filing as referred to in Section 2.7 ("Governmental Approvals"), or Sun obtaining the necessary US export license, the date of such approval, registration, filing, or US export license, whichever occurs later (the "Effective Date") and shall have an initial term of one (1) year. Thereafter, this Agreement shall be automatically renewed for successive one (1) year terms (with a maximum of two (2) subsequent terms), unless one party notifies the other party in writing at least thirty (30) days before the end of the then-current term stating that it wishes to terminate this Agreement; whereupon, this Agreement shall terminate at the end of the then-current term.

      3.2 Termination. If either party fails to comply with any of the material terms and conditions of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice to the breaching party specifying any such breach, unless the breach specified therein has been remedied within such thirty (30) day period. In the event of Customer's breach, Sun may terminate this Agreement in its entirety or as to any individual Software product.

      3.3 Termination for Insolvency. Either party may terminate this Agreement immediately in the event that the other party ceases to conduct its operations in the normal course of business, files for or becomes the subject of a bankruptcy petition, is placed in receivership, or attempts to assign this Agreement to creditors or otherwise without prior written consent of the other party.

3.4   Effect of Termination.

            (a) For Breach by Customer: Upon expiration or termination of this Agreement for breach by Customer, Customer shall discontinue issuing BCLs for the Software, shall return all Software and Sun Confidential Information and all copies thereof in its possession to Sun or destroy all Software and all copies thereof in Customer's possession and certify in writing by an officer of Customer that such Software and all copies thereof were so destroyed.

            (b) BCLs for the Software issued prior to the effective date of termination shall continue in accordance with their terms and conditions. Customer's obligation to pay royalties accrued prior to the termination of this Agreement shall not terminate.

      3.5 No Liability For Termination. To the full extent allowed by any applicable law except as expressly provided in this Agreement, Customer agrees that it shall have no rights to damages or indemnification of any nature due to any expiration or rightful termination of this Agreement by Sun pursuant to its terms. The foregoing restriction shall include without limitation, commercial severance pay whether by way of loss of future profits, expenditure for promotion of the Software, payment for goodwill generated or other commitments made in connection with the business contemplated by this Agreement or other similar matters. Customer will not be entitled under local law or otherwise to receive any payment from Sun, whether for actual, consequential, indirect, special or incidental damages, costs or expenses, whether foreseeable or unforeseeable, any right to which Customer hereby waives and disclaims. Customer EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF BUSINESS RELATIONSHIP BY A FOREIGN BUSINESS ENTITY, WHICH MAY EXIST UNDER THE LAWS OF ANY APPLICABLE JURISDICTION.

      3.6 Survival. Rights and obligations under this Agreement which by their nature should survive, will remain in effect after termination or expiration hereof.

4.0   PAYMENTS; TAXES; ACTIVITY LEVEL

      4.1 Payment Terms. Except as otherwise specified in the Attachments hereto, and in consideration of the rights granted to Customer hereunder, Customer shall pay to Sun the royalties for

                                                                    EXHIBIT 10.5

each Royalty Bearing Event for the applicable Software licensed or distributed by Customer on a quarterly basis within thirty (30) days following the end of the preceding calendar quarter, accompanied by a report pursuant to Section 5.1 ("Record Keeping") below. Software license and royalty fees are set forth on the Sun Price List. To the extent that Customer orders any Software or other products from Sun or Sun invoices Customer for any royalties due, Customer shall pay any amounts due to Sun within thirty (30) days from Sun's invoice date except for royalties, which shall always be due within thirty (30) following the end of the preceding calendar quarter. Sun's acceptance of this Agreement and any associated order(s) does not imply Sun's approval of an open line of credit. Credit terms are established by Sun based in part upon Customer's financial and payment records. Sun reserves the right to place Customer on credit hold in the event Customer's financial condition ceases to warrant the credit terms specified above.

      4.2  Taxes.

            (a) Subject to Section 4.2(b), all amounts payable by Customer under this Agreement are exclusive of any Tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of the Software, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on Sun. If, under the local law, Customer is required to withhold any Tax on such payments, then the amount of the payment actually remitted to Sun will be net of all Taxes. Customer will promptly furnish Sun with the official receipt of payment of these Taxes to the appropriate taxing authority. Customer will pay all other Taxes, levies or similar governmental charges or provide Sun with a certificate of exemption acceptable to the taxing authority.

            (b) Notwithstanding Section 4.2(a), Customer may deduct from payments any income tax or tax of a similar nature imposed by any non-United States government ("government income tax") on the income of Sun from such payment and actually paid by Customer for the account of Sun. In the event that Customer deducts any such income tax from any such payment, Customer shall furnish Sun with evidence acceptable to Sun and to the United States Government to sufficiently establish that such government income tax has been paid for the account of Sun.

            4.3 Updates. The fees specified in this Agreement are for the then-current release of the Software and any Updates. It is within Sun's sole discretion to release and/or distribute Updates to Customer. Sun shall have the right, at its sole discretion and without incurring any liability to Customer, to modify the Software or discontinue its development, manufacture, sale or support and will provide Customer with sixty (60) days prior notice. Such change shall not require Customer's approval.

            4.4 Price Changes. Sun reserves the right to change the Price List, discount schedule and/or royalties for any Software at any time. In the event of a price increase, Sun shall provide Customer with thirty (30) days prior notice. Such change shall not require Customer's approval. If, during the term of this Agreement, Sun decreases the royalty rate for any Software(s), all orders for such Software(s) scheduled for shipment or in transit to Customer at the time of such notice shall be adjusted to the decreased royalty rate.

            4.5 Customer's Products. Customer shall list in its revenue reports to Sun pursuant to Section 5.0 ("Records; Audit Requirement; Forecast") of the Agreement, Customer's Products shipped in conjunction or associated with the Software hereunder.

5.0   RECORDS; AUDIT REQUIREMENTS; FORECAST

      5.1 Record Keeping. Customer shall maintain for a three (3) year period revenue records sufficient to determine that Customer is in compliance with the terms and conditions of this Agreement. Customer shall provide to Sun along with any payments specified hereunder, quarterly revenue reports, in the English language which shall include, at a minimum, the following information: (i) the Names of

                                                                    EXHIBIT 10.5

Software products; (ii) Customer's Product names; (iii) the number of units of each type of Customer's Product shipped with the Software; (iv) the number of Customer's Product units forecasted to be shipped for the next six (6) months;
(v) the number of units of Customers Product that were returned to Customer for the reporting period for which Customer is entitled to a credit; and (vi) the royalty amounts due Sun. For any quarter in which no royalties are paid, Licensee will submit a report so indicating, along with any of the applicable above information. Royalty reports and payments should be sent to the address set forth above unless otherwise indicated by Sun in writing.

      5.2 Audit Requirements. The following audit provision shall continue throughout the term of this Agreement and shall survive the termination of this Agreement insofar as applicable to obligations accrued prior to such termination.

            (a) Right to Audit. Sun shall have the right to audit the records and accounts of Customer required to be kept in accordance with this Agreement. The auditor shall be adequately bound to keep confidential all Confidential Information of Customer learned during the course of or pursuant to the audit. Any such audit shall be performed only during Customer's normal business hours, no more frequently than once per calendar year (but more frequently and at Sun's discretion if irregularities are found), and shall be performed in such a manner as to avoid unreasonable interference with Customer's business operations; and the auditor shall be limited to reporting the adequacy of Customer's records and accounts, including, but not limited to, whether Customer is in compliance with the terns of this Agreement and the amount, if any, of underpayment or overpayment of the amounts due Sun pursuant to this Agreement. Except as expressly provided in Section 5.2(b) ("Errors In Payment"), Sun shall bear all costs and expenses associated with the exercise of its right to audit.

            (b) Errors in Payment. In the event that any errors in payment shall be determined, such errors shall be corrected by appropriate adjustment in payment (plus interest at one and one-half percent (1-1/2%) per month or the highest rate permitted by law) for the quarterly period during which the error is discovered. In the event of underpayment of more than five percent (5%) of the amount due for that period (i) Customer shall reimburse Sun for the reasonable charges of the audit that identified the underpayments, and (ii) Sun shall have the right to conduct additional audits, at its sole discretion; in ninety (90) day intervals until Customer becomes fully compliant with the terms and conditions of this Agreement.

6.0   CONFIDENTIAL INFORMATION

Customer may not disclose Sun's Confidential Information and may use it only for purposes specifically contemplated in this Agreement. Sun will treat Customers Confidential Information with the same degree of care as it does its own similar information. The foregoing obligations do not apply to information which: (i) is rightfully obtained by recipient without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by recipient without use of the other party's Confidential Information. This Section 6.0 ("Confidential Information") will not affect any other confidential disclosure agreement between the parties.

7.0   WARRANTIES

      7.1 Customer's Limited Warranty: Sun warrants that for a period of ninety
(90) days from the date of delivery to Customer that the media on which the Software is furnished will be free of defects in materials and workmanship under normal use. Except for the foregoing, to the full extent allowed by applicable law, the Software is provided "AS IS" and without warranty of any kind. Customer's exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to repair or replace the defective media.

                                                                    EXHIBIT 10.5

      7.2 Nuclear Applications. Software is not designed or intended for use in the design, construction, operation or maintenance of any nuclear facility. SUN DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR SUCH USES.

      7.3 No Other Warranties. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR
NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT SUCH DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

8.0   LIMITATION OF LIABILITY

TO THE FULL EXTENT ALLOWED BY ANY APPLICABLE LAW, AND EXCEPT FOR OBLIGATIONS TO DEFEND UNDER SECTION 9.0 ("INTELLECTUAL PROPERTY CLAIMS") OF THIS AGREEMENT, EACH PARTY'S LIABILITY TO THE OTHER FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH OR IN TORT, SHALL BE LIMITED TO THE AMOUNT OF ACCRUED ROYALTIES PAYABLE TO SUN FOR ALL COPIES LICENSED HEREUNDER FOR THE PARTICULAR SOFTWARE GIVING RISE TO SUCH CLAIM, IF ANY. THE FOREGOING LIMITATION DOES ~T REDUCE CUSTOMER'S OBLIGATION TO PAY SUN THE LICENSE FEES DUE AND OWING FOR THE SOFTWARE. NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR NSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, BREACH OF WARRANTY, OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE. THE FOREGOING LIMITATION OF LIABILITY OF CUSTOMER TO SUN SHALL NOT APPLY IF CUSTOMER'S ACTIONS OR INACTION RESULT IN THE UNAUTHORIZED DISCLOSURE, DISTRIBUTION OR USE OF THE SOFTWARE OR SUN'S CONFIDENTIAL INFORMATION.

9.0   INTELLECTUAL PROPERTY CLAIMS

      9.1 Sun shall defend at its own expense and, in addition, shall indemnify Customer from damages, liabilities, costs and expenses actually awarded against Customer up to the amount stated in Section 8.0 ("Limitation of Liability"), as a result of any final judgment against Customer in which it is determined that the marketing or use of any Sun written code within the Software infringe Berne Convention copyrights of third parties in any country where Sun has a subsidiary. In the event Sun elects to avoid litigation relating to the foregoing and settle any such claims, Sun will pay the settlement amount and obtain a release as to all such claims against Customer.

      9.2 Customer shall defend at its expense without limitation and, in addition, shall indemnify Sun from damages, liabilities, costs and expenses actually awarded against Sun up to the amount stated in Section 8.0 ("Limitation of Liability"), as a result of actions or omissions set forth in Section 9.5 (i) through (iv). In the event Customer elects to avoid litigation relating to the foregoing and settle any such claims, Customer will pay the settlement amount and obtain a release as to all such claims against Sun.

      9.3 The indemnification obligations set forth in Sections 9.1 and 9.2 above shall be conditioned upon the indemnified party (i) notifying the indemnifying party within thirty (30) days of notice of a claim of infringement;
(ii) providing full cooperation and assistance to the indemnifying party at the indemnifying party's expense; and (iii) providing the indemnifying party full authority to manage the defense or settlement of the claim.

      9.4 Should Software become or, in Sun's opinion, be likely to become the subject of a claim of infringement for which indemnification obligations would apply according to Section 9.1 above, Sun,

                                                                    EXHIBIT 10.5

at its option may (i) at no additional cost to Customer, procure for Customer the right to continue to use the Software, (ii) at no additional cost to Customer, replace or modify the Software to make such Software non-infringing, provided that substantially similar functionality and performance is obtained with the replacement or modified Software, or (iii) if the right to continue to use cannot be procured under commercially reasonable terms, or such Software cannot be replaced or modified within a commercially reasonable time and at a commercially reasonable expense, terminate the license to use such Software and refund to Customer over five (5) years in equal monthly payments the amounts that Customer refunds to its customers for such Software due to the claim of infringement, up to the total amounts actually paid by Customer to Sun under this Agreement for such Software. Sun's performance of (i), (ii) or (iii) above shall be Customer's sole and exclusive remedies.

      9.5 Notwithstanding the foregoing, Sun shall have no obligation to indemnify and defend Customer or to pay costs, damages or attorneys' fees for any claim based upon (i) the combination, operation, or use by Customer of Software with other equipment, code, programs or data not supplied by Sun if such infringement would have been avoided but for the combination, operation or use of the Software with other equipment, code, programs or data; or (ii) use by Customer of other than the then-latest version of the Software, if such infringement could have been avoided by the use of the latest version of the Software and such latest version had been made available to Customer; or (iii) modifications by Customer of the Software in the event such infringement is caused by such modifications; or (iv) use by Customer outside the scope of the granted license(s).

10.0  MAINTENANCE AND SUPPORT

Sun shall provide technical assistance (as provided in Section 1.21) to End Users. Customer shall distribute the Technical Support Entitlement with Customer's Product to End Users.

11.0  GOVERNMENT CONTRACTS

      11.1  U.S. Governments

            (a) If Software is being acquired by or on behalf of the U.S. Government or by a U.S. Government prime contractor or subcontractor (at any tier), then the Government's rights in Software and accompanying documentation will be only as set forth in this Agreement; this is in accordance with 48 CFR
227.7201 through 227.7202-4 (for Department of Defense (DOD) acquisitions) and with 48 CFR 2.101 and 12.212 (for non-DOD acquisitions). Customer is responsible for ensuring that proper notice is given to all such third parties and that the Software and technical data are properly marked. Customer shall indemnify Sun for any claims or damages arising from any claim by the U.S. Government to more than Restricted Rights in and to the Software product(s) resulting from Customer's failure to provide a Restricted Rights legend as required herein. Any failure by Sun to affix a Restricted Rights legend on the Software product(s) shall not be deemed to constitute a waiver of any limitation on Customer's rights imposed by this Agreement.

            (b) Under no circumstances shall Sun be obligated to comply with any requirements imposed by the U.S. Government regarding submission of or the request for exemption from submission of cost or pricing data or cost accounting requirements for any distribution or license of Software that would require compliance by Sun with U.S. Governmental requirements relating to cost or pricing data or cost accounting requirements.

      11.2  Other Sovereign Governments

            At its own cost and expense, Customer and its Distributors will take all necessary steps in making proposals and agreements with sovereign governments other than the U.S. Government which involve Software and End User Documentation to ensure that Sun's proprietary rights in Software and End User Documentation receive the reasonably necessary protection available from such foreign governments for commercial computer software and related documentation developed at private expense.

                                                                    EXHIBIT 10.5

12.0  MISCELLANEOUS

      12.1 Force Majeure. A party is not liable under this Agreement for non-performance caused by events or conditions beyond that party's control if the party makes reasonable efforts to perform. This provision does not relieve Customer of its obligation to make payments then owing.

      12.2 Severability. In the event that any part of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other parts of this Agreement, unless Sun deems the unenforceable part to be essential to this Agreement, in which case Sun may terminate this Agreement, effective immediately upon notice to Customer.

      12.3 Relationship of the Parties. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

      12.4 Governing Law. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply.

      12.5 Import and Export Laws. All Software and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to Customer.

      12.6 Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign its right to payment and may assign this Agreement to an affiliated company.

      12.7 Change of Control. In the event of the direct or indirect taking over or assumption of control of Customer or of substantially all of its assets by any government, governmental agency or other third party, Sun may terminate this Agreement upon written notice to Customer.

      12.8 Notices. All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.

      12.9 Waiver or Delay. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement. To be enforceable, a waiver must be in writing and signed by the waiving party.

      12.10 No Rights in Third Parties. This Agreement is made for the benefit of the parties hereto, and not for the benefit of any third parties unless otherwise stated herein or agreed to by the parties.

      12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.

      12.12 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      12.13 Construction. This Agreement has been negotiated by the parties hereto and by their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The original of this Agreement has been written in English, and such version shall be the governing version of the Agreement. To the extent allowed under applicable law, Customer waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

      12.14 Orders. This Agreement does not constitute an order for Software, but rather a commitment to order Software as set forth in the Attachments hereto. Purchase orders for Software shall

                                                                    EXHIBIT 10.5

be submitted to Sun by Customer pursuant to the terms of this Agreement. Any terms or conditions set forth on any purchase order, check, or other document of Customer shall have no force or effect whatsoever. Customer further acknowledges that it does not take title to the Software, with the exception of the media, but rather licenses the Software pursuant to the terms and conditions of this Agreement.

      12.15 Deliveries. Software and Documentation shall be delivered F.O.B. Sun's designated shipping facility unless otherwise agreed to by the parties in writing. Title to the Software media, but not to the Software and its associated intellectual property rights, shall pass to Customer at that time. Sun may make partial deliveries and such deliveries will not relieve Customer of its obligation to accept the remainder of that order in whole or in part. Sun may allocate Software to fairly accommodate orders received by Sun from all customers at any time demand exceeds the available supply.

      12.16 Equitable Relief. Because the licenses granted under this Agreement are personal and unique, and because Customer will have access to and become acquainted with confidential and proprietary information of Sun, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, both parties agree that, in addition to any and all legal remedies available to Sun for Customer's breach of this Agreement, Sun shall be entitled to avail itself of actions against Customer and/or third parties for seizure and injunctive relief. If an unauthorized use or disclosure occurs, Customer will promptly notify Sun and take, at Customer's expense, all steps which are necessary to recover the Software and to prevent its subsequent unauthorized use or dissemination.

      12.17 Entire Agreement. This Agreement is the parties' entire agreement relating to its subject matter. It supersedes all prior and contemporaneous oral or written communications, proposals, conditions, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

                                                                    EXHIBIT 10.5

                                  ATTACHMENT 1
                                AGREEMENT DETAILS

1. SOFTWARE PRODUCT VERSION & LANGUAGES: StarSuite software version 6.0* in English, German, French, Italian, Swedish, Spanish.

      *If and when Sun makes a Portuguese edition of version 6.0 of the Software generally commercially available, Customer may distribute such edition pursuant to the terms of this Agreement. Customer understands and agrees that Sun is under no obligation to make such a Portuguese edition available, and that Sun may never make such and edition generally commercially available.

2. CUSTOMER'S PRODUCT(S) THAT WILL INCLUDE STARSUITE 6.0: _____________________

     Lindows.com [***]_______________________

3. DISTRIBUTION TERRITORY(S): Customer may distribute Customer's Product(s) in any territory except for the territories stated below in Section 4 to Attachment 1, or any other territory otherwise prohibited under this Agreement.

4. DISTRIBUTION TERRITORY LIMITATIONS: THE STARSUITE SOFTWARE AND CUSTOMER MARKETING COLLATERAL CONTAINING THE LICENSED TRADEMARKS MUST NOT BE DISTRIBUTED OR MARKETED SOLELY IN JAPAN, PRC (EXCLUDING HONG KONG), TAIWAN OR KOREA. A SEPARATE AND SPECIFIC PRODUCT ("STAROFFICE") IS AVAILABLE FOR DISTRIBUTION IN TERRITORIES OUTSIDE OF THESE AREAS UNDER A SEPARATE AGREEMENT THROUGH THE STAROFFICE BUSINESS GROUP.

5. SINGLE USER LICENSE AND END USER SUPPORT: Each StarSuite Software unit is a single user license (please refer to the End User Binary Code License for more detail). Each single user license includes a single Support Incident which entitles the End User licensee to receive technical assistance. Sun will provide technical support program details.

6. DISTRIBUTION OPTIONS: Customer is authorized to distribute Software via one or more of the following models only

      A. SOFTWARE OEMS: Customer must market and distribute the Software, in binary form, by bundling it with Customer's Product and reproducing the Software on CDs that shall be distributed with Customer's Product. Customer (at its own expense) must produce and distribute the CDs containing the StarSuite Software as a value-add component of Customer's Product only, and shall not distribute the StarSuite Software as a stand-alone product. Customer is prohibited from distributing StarSuite Software as part of any publication of any kind (books, magazines, etc.) without prior written permission from Sun. References to Sun-approved CD producers are available upon request. Customer agrees to distribute one (1) Technical Support Entitlement with each Software unit distributed.

      B. HARDWARE OEM PRE-INSTALLS: Software shall be pre-installed on Customer's Product, and a shortcut visible to End User will be placed on the desktop upon initial activation and remain visible unless uninstalled by End User. Customer may elect to include a CD containing the Software in binary form for the sole purpose of providing a back-up CD to End User. Under this scenario, separate instances of the Software (pre-install and on back-up CD) count as a single unit for royalty calculation purposes. Customer will distribute one (1) Technical Support Entitlement with each Software unit distributed.

                                                                    EXHIBIT 10.5

      C. SUB-LICENSING TO HARDWARE MANUFACTURERS: Customer may resell Software only to third party computer hardware manufacturers, and only if the Software is bundled with Customer's Product. Customer must maintain accurate records of all Software units distributed to third parties, and Customer will pay royalties for such units based on Customer's current royalty rate as set forth in the Price List. Customer is responsible for ensuring that computer hardware manufacturers who obtain Software from Customer for further distribution, fully comply with the trademark usage standards set forth in Section 5 of the Trademark License Agreement, AND pre-install Software as specified above in Section 6.B ("Hardware OEM Pre-Installs"). Customer shall ensure that one (1) Technical Support Entitlement is included with each Software unit distributed to sublicensees.

      D. [***]

7. CUSTOMER TECHNICAL CONTACTS: [***]

8. CUSTOMER MARKETING CONTACT: [***]

9. ADDITIONAL CUSTOMER COMMITMENTS:

      i. TRADEMARKS: Customer agrees to use the Sun Trademarks as specified in the Trademark License Agreement (Attachment 3).

      ii. REFERENCES AND PRESS QUOTE SUPPORT: Customer agrees to support a reasonable amount of Sun's press release and customer reference activities by providing quotes and acting as a customer reference (when requested and where appropriate). Customer retains final approval of quotes and reference use.

10.   CUSTOMER DELIVERABLES:

      A. QUARTERLY REPORTS: Within thirty (30) days following each quarter end, Customer shall report to Sun the number of copies of Software (by platform) distributed by Customer in each country in the distribution Territory.

      B. CUSTOMER MARKETING COLLATERAL & PACKAGING SAMPLES: Customer shall deliver to Sun all Customer Marketing Collateral samples and Customer Product packaging mock-ups, and allow one week for Sun's approval of the trademark and logo usage before production.

      C. FINAL PRODUCT SAMPLES: If Customer's Product is packaged as a retail box, Customer shall deliver to Sun two (2) complete samples of each boxed Customer Product that includes the Software. Customer will deliver new boxed samples as new versions of Customer's Products are released. In the event that Customer's Product is not packaged as a retail box, then Customer must provide a screenshot of Customer's Product clearly showing the pre-installed Software icon on the desktop.

11.   SUN DELIVERABLES.

A. MASTER MEDIA: Sun shall deliver Master Media to Customer following the Effective Date of this Agreement. Customer is authorized to distribute Software binaries duplicated from Master Media only.

                                                                    EXHIBIT 10.5

      B. ARTWORK/FORMAT: Sun shall make available to Customer the Licensed Trademarks (in .eps format) relating to the StarSuite Software following the Effective Date of this Agreement.

      C. TECHNICAL SUPPORT ENTITLEMENT: Sun shall provide Technical Support Entitlement (at no cost) to Customer which must be distributed with Customer's Product to End Users via printed collateral, text file (e.g., "Read Me" file), splash screen, dialogue box, or other means pre-approved in writing by Sun.

12.   PREPAYMENT.

      A. Customer agrees to make a non-refundable, non-transferable prepayment in the amount of [***] ("Prepayment") for the right to distribute up to [***] copies of the Linux version of Software version 6.0 within the territories specified in Section 4 of this Attachment 1. Any portion of the Prepayment not used on or before the termination or expiration of the agreement shall be deemed forfeited. Only upon timely payment of the Prepayment, may Customer distribute Software pursuant to Option D of Section 6 of this Attachment.

                                                                    EXHIBIT 10.5

                                  ATTACHMENT 2

                     END USER BINARY CODE LICENSE AGREEMENT

READ THE TERMS OF THIS AGREEMENT AND ANY PROVIDED SUPPLEMENTAL LICENSE TERMS (COLLECTIVELY "AGREEMENT") CAREFULLY BEFORE OPENING THE SOFTWARE MEDIA PACKAGE. BY OPENING THE SOFTWARE MEDIA PACKAGE, YOU AGREE TO THE TERMS OF THIS AGREEMENT. IF YOU ARE ACCESSING THE SOFTWARE ELECTRONICALLY, INDICATE YOUR ACCEPTANCE OF THESE TERMS BY SELECTING THE "ACCEPT" BUTTON AT THE END OF THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THESE TERMS, PROMPTLY RETURN THE UNUSED SOFTWARE TO YOUR PLACE OF PURCHASE FOR A REFUND OR, IF THE SOFTWARE IS ACCESSED ELECTRONICALLY, SELECT THE "DECLINE" BUTTON AT THE END OF THIS AGREEMENT.

1. LICENSE TO USE. Sun grants you a non-exclusive and non-transferable license for the internal use only of the accompanying software and documentation and any error corrections provided by Sun (collectively "Software"), by the number of users and the class of computer hardware for which the corresponding fee has been paid.

2. RESTRICTIONS. Software is confidential and copyrighted. Title to Software and all associated intellectual property rights is retained by Sun and/or its licensors. Except as specifically authorized in any Supplemental License Terms, you may not make copies of Software, other than a single copy of Software for archival purposes. Unless enforcement is prohibited by applicable law, you may not modify, decompile, or reverse engineer Software. You acknowledge that Software is not designed, licensed or intended for use in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses. No right, title or interest in or to any trademark, service mark, logo or trade name of Sun or its licensors is granted under this Agreement.

3. LIMITED WARRANTY. Sun warrants to you that for a period of ninety (90) days from the date of purchase, as evidenced by a copy of the receipt, the media on which Software is furnished (if any) will be free of defects in materials and workmanship under normal use. Except for the foregoing, Software is provided "AS IS". Your exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to replace Software media or refund the fee paid for Software.

4. DISCLAIMER OF WARRANTY. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR
NON-INFRINGEMENT ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT THESE DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

5. LIMITATION OF LIABILITY. TO THE EXTENT NOT PROHIBITED BY LAW, IN NO EVENT WILL SUN OR ITS LICENSORS BE LIABLE FOR ANY LOST REVENUE, PROFIT OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, HOWEVER CAUSED REGARDLESS OF THE THEORY OF LIABILITY, ARISING OUT OF OR RELATED TO THE USE OF OR INABILITY TO USE SOFTWARE, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event will Sun's liability to you, whether in contract, tort (including negligence), or otherwise, exceed the amount paid by you for Software under this Agreement. The foregoing limitations will apply even if the above stated warranty fails of its essential purpose.

                                                                    EXHIBIT 10.5

6. Termination. This Agreement is effective until terminated. You may terminate this Agreement at any time by destroying all copies of Software. This Agreement will terminate immediately without notice from Sun if you fail to comply with any provision of this Agreement. Upon Termination, you must destroy all copies of Software.

7. Export Regulations. All Software and technical data delivered under this Agreement are subject to US export control laws and may be subject to export or import regulations in other countries. You agree to comply strictly with all such laws and regulations and acknowledge that you have the responsibility to obtain such licenses to export, re-export, or import as may be required after delivery to you.

8. U.S. Government Restricted Rights. If Software is being acquired by or on behalf of the U.S. Government or by a U.S. Government prime contractor or subcontractor (at any tier), then the Government's rights in Software and accompanying documentation will be only as set forth in this Agreement; this is in accordance with 48 CFR 227.7201 through 227.7202-4 (for Department of Defense
(DOD) acquisitions) and with 48 CFR 2.101 and 12.212 (for non-DOD acquisitions).

9 Governing Law. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply.

10. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement will remain in effect with the provision omitted, unless omission would frustrate the intent of the parties, in which case this Agreement will immediately terminate.

11. Integration. This Agreement is the entire agreement between you and Sun relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification of this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

                STARSUITE, VERSION 6.0 SUPPLEMENTAL LICENSE TERMS

These supplemental license terms ("Supplemental Terms") add to or modify the terms of the Binary Code License Agreement (collectively, the "Agreement"). Capitalized terms not defined in these Supplemental Terms shall have the same meanings ascribed to them in the Agreement. These Supplemental Terms shall supersede any inconsistent or conflicting terms in the Agreement, or in any license contained within the Software.

1. SOFTWARE LICENSE TO USE. Subject to the terms and conditions of this Agreement, Sun grants you a non-exclusive, nontransferable, limited license to use up to five (5) complete and unmodified copies of the binary form of the Software installed only on computers that you operate.

2. LINUX END USER LICENSE TO USE. Subject to the terms and conditions of this Agreement, if you are a Linux operating system end user and you received the Software as part of a Linux operating system bundle, Sun grants you a non-exclusive and non-transferable license for the internal use only of the accompanying unmodified binary form of the Software.

3. EDUCATIONAL INSTITUTION LICENSE TO USE. Subject to the terms and conditions of this Agreement, if you are an educational institution, Sun grants you a non-exclusive and non-transferable license for the

                                                                    EXHIBIT 10.5

internal use only of the accompanying unmodified binary form of the Software. In this situation "internal use" means that your enrolled students, faculty and staff may use the Software.

4. FONT SOFTWARE. The Software contains font software which generates typeface designs ("Font Software"). You may not separate the Font Software from the Software. You may not alter Font Software for the purpose of adding any functionality which such Font Software did not have when delivered to you as part of the Software. You may not embed Font Software into a document which is distributed as a commercial product in exchange for a fee or other consideration (For example, End-Users shall not embed Font Software into an electronic book that is offered to the public for a fee).

5. TRADEMARKS AND LOGOS. You acknowledge and agree as between you and Sun that Sun owns the SUN, STARSUITE, SOLARIS, JAVA, JINI, FORTE, iPLANET trademarks and all SUN, SOLARIS, JAVA, JINI, FORTE, and iPLANET-related trademarks, service marks, logos and other brand designations ("Sun Marks"), and you agree to comply with the Sun Trademark and Logo Usage Requirements currently located at http://www.sun.com/policies/trademarks. Any use you make of the Sun Marks inures to Sun's benefit.

6. SOURCE CODE. Software may contain source code that is provided solely for reference purposes pursuant to the terms of this Agreement. Source code may not be redistributed unless expressly provided for in this Agreement.

7. TERMINATION FOR INFRINGEMENT. Either party may terminate this Agreement immediately should any Software become, or in either party's opinion be likely to become, the subject of a claim of infringement of any intellectual property right.

8. LIMITED WARRANTY. Any implied warranties on the Software are limited to 90 days. Some states do not allow limitations on duration of an implied warranty, so the above may not apply to you. This limited warranty gives you specific legal rights. You may have others, which vary from state to state.

9. LIMITATION OF LIABILITY. Some states do not allow the exclusion of incidental or consequential damages, so some of the terms of Section 5, Limitation of Liability, above may not be applicable to you.

10. JAVA TECHNOLOGY RESTRICTIONS. You may not modify the Java Platform Interface ("JPI", identified as classes contained within the "java" package or any subpackages of the "java" package), by creating additional classes within the JPI or otherwise causing the addition to or modification of the classes in the JPI. In the event that you create an additional class and associated API(s) which (i) extends the functionality of the Java platform, and (ii) is exposed to third party software developers for the purpose of developing additional software which invokes such additional API, you must promptly publish broadly an accurate specification for such API for free use by all developers. You may not create, or authorize your licensees to create, additional classes, interfaces, or subpackages that are in any way identified as "java", ` javax", "sun" or similar convention as specified by Sun in any naming convention designation. Refer to the appropriate version of the Java Runtime Environment binary code license (currently located at http://www.java.sun.com/jdk/index.htm]) for the availability of runtime code which may be distributed with Java applets and applications.

For inquiries please contact: Sun Microsystems, Inc., 901 San Antonio Road, Palo Alto, California 94303 (LF1 #111636)

                                                                    EXHIBIT 10.5

JN MICROSYSTEMS, INC. PROPRIETARY AND CONFIDENTIAL

                                                         Agreement Number 115804

                                  ATTACHMENT 3
                           TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement ("Trademark Agreement") is entered into as of the Effective Date between Sun Microsystems, Inc. and its affiliates, with offices at 901 San Antonio Road, Palo Alto, California 94303 ("Sun)" and Customer set forth below ("Customer"):

   CUSTOMER MUST COMPLETE THE INFORMATION BELOW, REVIEW AND SIGN THE TRADEMARK AGREEMENT, AND RETURN IT TO SUN AT: SUN MICROSYSTEMS, INC., STAROFFICE SOFTWARE OEM SALES DEPARTMENT, 901 SAN ANTONIO ROAD, MAILSTOP: USCA12-101, PALO ALTO, CALIFORNIA 94303.

         Customer:         Lindows.com
         Contact:          _____________________________
         Address:          9333 Genesee Avenue, 3rd Floor
                           San Diego, California 92121
                           U.S.A.
         Tel:              858-587-6700
         Fax:              858-587-6700
         E-mail:           __________________________

Sun and Customer entered into a StarOffice Software OEM License and Distribution Agreement ("StarOffice OEM License Agreement") allowing Customer to bundle Sun's StarOffice' application Software with Customer's Product. This Trademark Agreement sets forth the terms and conditions for Customer's licensing and use of the StarOffice Logo, StarOffice word mark, and ___ Logo in connection with Customers distribution and marketing of Customers Products that contain the Software. The terms and conditions of this Trademark Agreement shall supersede any inconsistent or conflicting terms and conditions in the StarOffice OEM License Agreement, including Attachments. This Trademark Agreement includes by reference Attachment 3-A, entitled Licensed Trademarks, as an integral part hereto.

In consideration of the mutual promises and covenants set forth in this Trademark Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree to the terms and conditions herein.

IN WITNESS WHEREOF, the parties hereby execute this Trademark Agreement through the authorized representatives whose names appear below..

SUN:                                     LINDOWS.COM

By:  /s/ Sheila Kerr                     By:  /s/ Kevin Carmony
   -------------------------------          ----------------------------------

Name:  Sheila Kerr                       Name:  Kevin Carmony
     -----------------------------            --------------------------------
           (printed or typed)                      (printed or typed)

Title:  Manager - STS Sales Ops          Title:  President
      ----------------------------             -------------------------------

Date:         6/29/02                    Date:   6-28-02
     -----------------------------            --------------------------------

                                                                    EXHIBIT 10.5

1.0   DEFINITIONS

   1.1 All capitalized terms shall have the same meaning set forth in the StarOffice OEM License Agreement.

2.    LICENSE AND PERMISSION GRANTS

   2.1 License Grant to Customer. Subject to and conditioned upon compliance with all of the terms in this Trademark Agreement, including without limitation Sections 3, 4 and 5, and with the terms in the StarOffice OEM License Agreement, Sun grants to Customer, for the term set forth in Section 8 and within the Territory, a limited, non-exclusive, non-transferable, personal, royalty-free license to use, and Customer agrees to use, certain of the Licensed Trademarks in the manner specified in Section 5 of this Trademark Agreement in connection with the distribution, sale and marketing of all Customer's Product(s) that incorporate the Software. Customer is granted no other right, title, license to or interest in the Licensed Trademarks, or any of the Sun Trademarks, for any purpose, and specifically is granted no right to sublicense the Licensed Trademarks. This grant does not extend to Customer's subsidiaries, affiliates, suppliers, distributors, dealers, agents, customers, or other third-party entities. Customer's use of the Licensed Trademarks inures solely to Sun's benefit.

   2.2 Territory. Customer may use the Licensed Trademarks in the Territory. Sun may eliminate, any jurisdiction from the Territory if it determines that use of one or more of the Licensed Trademarks in such jurisdiction may subject Sun or a third party to legal liability, or may jeopardize Sun's rights in such jurisdiction. In such event, within sixty (60) calendar days of receipt of notice from Sun, or such earlier date as may be required by court or judicial order, Customer shall cease all use of the Licensed Trademark(s) in such jurisdiction. Customer is granted no right to use the Licensed Trademarks outside the Territory, and shall not distribute Customer's Product, packaging or Customer Marketing Collateral containing the Licensed Trademarks outside the Territory.

   2.3 No Limitation On Sun's Use. Nothing in this Trademark Agreement shall:
(a) prohibit Sun from offering to customers, directly or indirectly, products, services and/or other items that are the same or similar to those of Customer; or (b) limit or restrict, in any way or manner, any right of Sun to register, defend, protect, maintain, encumber, transfer, license, access, reference, use, exploit, enforce or practice any of the Sun Trademarks in any way, anywhere in the world, for any purpose.

   2.4 Permission Grant to Sun. Customer grants to Sun permission to use, display, publish, copy and otherwise distribute, in any medium, Customer's name and company logo solely to identify Customer: (a) on the StarOffice program website within http://www.sun.com and (b) in listings of StarOffice Customers. With Customer's prior approval, Sun may use Customer's name, logo and other relevant information in Sun Marketing Collateral. Sun shall own all right, title and interest in and to all of Sun Marketing Collateral, in any medium, associated with the program, except for Customer's preexisting rights contained in any such materials.

3.0   PROTECTION OF THE TRADEMARKS

   3.1 Sun's Ownership And Rights. As between Sun and Customer, Customer agrees that Sun is the sole owner of the Sun Trademarks and all associated goodwill. Customer shall not: (a) challenge Sun's ownership or use, or the validity, of the Sun Trademarks; (b) attempt to adopt or register any mark or logo identical or substantially similar to any Sun Trademarks, including without limitation any translation or transliteration thereof, or any other variants similar to Sun Trademarks in appearance, pronunciation or meaning; (c) remove, alter, or add to any of the Sun Trademarks; or (d) incorporate any of the Sun

                                                                    EXHIBIT 10.5

Trademarks into Customer's trademarks, product names, service marks, company names, slogans, domain names, or any other similar designations. Sun, in its sole discretion, may change the Licensed Trademarks at any time, but shall give Customer reasonable advance notice of such change.

   3.2 Assignment Of Rights. If Customer acquires any rights in any of the Licensed Trademarks by operation of law or otherwise, Customer shall, at no expense to Sun, immediately assign such rights to Sun, along with all associated goodwill. If such assignment cannot be completed for any reason, Customer hereby irrevocably grants to Sun, and Sun accepts, an exclusive, worldwide, perpetual, royalty-free, transferable and sublicensable right to use the Licensed Trademarks and shall, at Sun's sole discretion, cancel, withdraw or delete any applications or registrations of the Licensed Trademarks acquired by Customer.

   3.3 Further Assurances. Customer agrees to cooperate with Sun and take all reasonable actions required to assist Sun to secure, protect and maintain ownership rights in the Licensed Trademarks worldwide, including but not limited to giving prompt notice to Sun of any known or potential infringement of the Licensed Trademarks of which Customer becomes aware, and cooperating with Sun in the preparation, execution and/or recordation of any documents necessary to register or otherwise protect the Licensed Trademarks, and maintaining or terminating, as applicable, such documents or recordation. Sun shall reimburse Customer for the reasonable costs associated with providing such assistance, except to the extent that any such costs result from Customer's breach of this Trademark Agreement.

   3.4 Enforcing Trademark Rights. Sun may commence, prosecute or defend any action or claim concerning the Licensed Trademarks. Sun shall have the right to control any such action, and Customer shall fully cooperate with Sun in any such action, including the satisfaction of procedural requirements necessary to bring such action in a particular jurisdiction. Sun shall reimburse Customer for the reasonable costs associated with providing such assistance to Sun, except to the extent that any such costs result from Customer's breach of this Trademark Agreement. Customer shall not commence any action regarding the Licensed Trademarks or any of the Sun Trademarks without Sun's prior written consent, which Sun may withhold.

4.0   QUALITY STANDARDS

   4.1 Customer's Product with which the Licensed Trademarks are associated shall be of a high quality that is at least equal to Customer's overall reputation for high quality products and that meets or exceeds industry standards.

   4.2 Customer shall comply with all applicable laws, rules and regulations of the jurisdictions in which it uses the Licensed Trademarks, and Customer shall not violate or infringe any rights of any third party in connection with its distribution of Customer's Product.

   4.3 Sun shall have the right, and Customer agrees to allow Sun, to inspect Customer's Products with which the Licensed Trademarks are associated. Prior to first shipment of Customer's Product, Customer shall provide to Sun, at no charge to Sun, samples of Customer's Product, packaging and Customer Marketing Collateral to ensure correct usage of the Licensed Trademarks, and, in its sole discretion shall determine if Customer's use is in compliance with this Trademark Agreement, and Sun shall advise Customer, in writing, whether compliance is met. Customer agrees not to ship Customer's Product or distribute Customer Marketing Collateral without Sun's prior written approval of compliance.

                                                                    EXHIBIT 10.5

   4.4 Customer shall give prompt notice to Sun of any material complaint or other indication by any customer or other third party that Customer's Product, packaging or Customer Marketing Collateral may not conform to the quality standards set forth in this Trademark Agreement.

5.0   TRADEMARK USAGE STANDARDS

   5.1 Usage. Customer must use the Licensed Trademarks in the manner specified in this Trademark Agreement and in accordance with the Sun Trademark and Logo Usage Requirements set forth at http://www.sun.com/policies/trademarks, which Sun may modify from time to time in its sole discretion and which are incorporated here by reference.

   5.2 Trademark and Logo Use & Placement.

      (a) The Sun Logo and StarOffice Logo must appear on the outside packaging of all Customer's Products that incorporate the StarOffice Software.

      (b) The Sun Logo and StarOffice Logo must appear on CDs and/or DVDs distributed by Customer that incorporate the StarOffice Software.

      (c) The Sun Logo and StarOffice Logo must appear on Customer Marketing Collateral.

      (d) If Customer has an Internet presence, there must be a StarOffice Software description on Customer's website that states:

      StarOffice(TM)software is a complete office productivity suite that is changing the rules about software because it's multiplatform, based on open standards, and compatible with Microsoft Office files. Since the StarOffice(TM)suite is fully integrated, you can do what you want, when you want, without changing applications. Look up a fact on the Internet while writing a report. Send an e-mail while creating a presentation. The software is even smart enough to make sure you have the tools you need at all times, no matter which application you're using. And it's easy to share documents with people using Microsoft Office as well as other popular applications. Sun's StarOffice(TM)productivity suite is the right choice for those who want, well .... a choice!

      (e) The StarOffice Logo and Sun Logo must be placed on Customer's web pages promoting Customer's Product (including but not limited to web pages from which Customer's Product is available for download), and such pages must have a link to http://www.sun,com/staroffice. Customer must inform Sun where the Sun URL and the Licensed Trademarks are placed on Customer's website.

      (f) Prohibited. The Sun Logo cannot be used as a stand-alone logo and must be used in conjunction with the StarOffice Logo.

      (g) Other uses of Sun Trademarks: Customer may not use any Sun Trademarks, including the Licensed Trademarks, in or on product, packaging, marketing collateral, or web pages other than in connection with Customer's Product that incorporates the Software. All use of Sun Trademarks by Customer shall be in accordance with this Trademark Agreement.

   5.3 Artwork. Customer shall use the Sun Logo and the StarOffice Logo only in the exact form received from Sun or Sun's designee. The reproduction of the Licensed Trademarks in Attachment 3-A is for reference only.

                                                                    EXHIBIT 10.5

   5.4 Symbols. Whenever Customer uses the Licensed Trademarks, Customer shall attribute such mark or marks by using the (R) or (TM) symbols, whichever is appropriate as set forth in the artwork and/or graphics provided by Sun or Sun's designee to Customer. The appropriate symbol shall accompany the Licensed Trademark in all prominent uses of the mark, including use on Customer's Product, packaging, and Customer's web pages promoting Customer's Product, and the first use in body copy or text of Customer Marketing Collateral.

   5.5 Legend. Customer shall legibly display the following trademark legend in an appropriate location on Customer's Product and packaging, on Customer's web pages promoting Customer's Product, and on Customer Marketing Collateral:

      "StarOffice, the StarOffice Logo and the Sun Logo are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries, and are used under license."

   5.6 Avoiding Confusion as to Source. Customer agrees to use the Licensed Trademarks in a manner that will not create any confusion regarding source of the Customer's Product. To mitigate any likelihood of confusion:

      (a) Customer must ensure that the Licensed Trademarks are used only to refer to the fact that Sun's StarOffice Software is incorporated into or bundled with Customer's Product;

      (b) the Licensed Trademarks must not appear larger or more prominent than Customer's company name, marks or designations used for Customer's Product;

      (c) Customer must not alter the artwork or graphics depicting the Licensed Trademarks provided by Sun or its designee to Customer;

      (d) the Licensed Trademarks must not be combined with any other graphic or textual elements and must not be used as a design element of any other logo or trademark.

6.0   WARRANTIES; LIMITATION OF LIABILITY

   6.1 SUN MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSED TRADEMARKS, INCLUDING THE VALIDITY OF SUN'S RIGHTS IN THE LICENSED TRADEMARKS IN ANY COUNTRY, AND DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS THAT MIGHT OTHERWISE BE IMPLIED BY APPLICABLE LAW INCLUDING WARRANTIES AGAINST INFRINGEMENT OF THIRD PARTY TRADEMARKS AND/OR SIMILAR RIGHTS.

   6.2 IN NO EVENT SHALL SUN BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE (INCLUDING, WITHOUT LIMITATION LOSS OF PROFITS, REVENUE, BUSINESS, DATA OR OTHER ECONOMIC ADVANTAGE), REGARDLESS OF THE THEORY OF LIABILITY, ARISING FROM OR RELATING TO CUSTOMER'S USE OF THE LICENSED TRADEMARKS, OR TERMINATION OF THIS TRADEMARK AGREEMENT, EVEN IF CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY FOR SUCH DAMAGES IS EXCLUDED EVEN IF THE EXCLUSIVE REMEDIES PROVIDED FOR IN THIS TRADEMARK AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

                                                                    EXHIBIT 10.5

7.0   ASSIGNMENT

Sun may assign this Trademark Agreement or any of its rights or obligations hereunder in any manner in its sole discretion. Customer may not assign or otherwise transfer this Trademark Agreement or any of its rights or obligations hereunder without Sun's written consent, which Sun may withhold in its sole discretion. This Trademark Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

8.0      TERM AND TERMINATION

    8.1 This Trademark Agreement shall commence on the date upon which Sun signs below and shall continue for a period of one (1) year. This Trademark Agreement shall be renewed automatically for successive one (1) year terms (with a maximum of two (2) subsequent terms).

    8.2 Sun shall have the right, at its sole discretion and without incurring any liability to Customer, to modify or terminate this Trademark Agreement with a written notice to Customer.

    8.3 Upon termination or expiration of this Agreement, Licensee shall discontinue all use of the Licensed Trademarks as promptly as possible, and the license and rights granted hereunder shall terminate completely, Nothing in this
Section 8.3 shall limit Sun's rights to pursue other legal remedies, including immediate court or judicial relief.

9.0   SURVIVAL

The rights and obligations under this Trademark Agreement which by their nature should survive, including, but not limited to, Sections ___, 6, 8.3, 9 and 10 shall remain in effect after termination or expiration of this Trademark Agreement.

10.0  GENERAL PROVISIONS

   10.1 In the event there is any inconsistency between this Trademark Agreement and any of the other Attachments in the StarOffice OEM License Agreement, this Trademark Agreement controls.

   10.2 This Trademark Agreement is not intended to and shall not create a relationship between the parties, such as a partnership, franchise, joint venture, agency or employment relationship of any kind.

   10.3 All notices required by this Trademark Agreement must be in writing and delivered in person or by means evidenced by a delivery receipt, will be effective upon receipt, and shall be delivered to Sun and Customer at the addresses first set forth in this Trademark Agreement.

   10.4 Any express waiver or failure to exercise promptly any right under this Trademark Agreement will not create a continuing waiver or any expectation of non-enforcement. To be enforceable, a waiver must be in writing and signed by the waiving party.

   10.5 If any provision of this Trademark Agreement is held invalid by any competent authority, such invalidity will not affect the enforceability of other provisions, and in such event, the parties agree that such provision will be replaced with a new provision that accomplishes the original business purpose.

   10.6 This Trademark Agreement is made under and shall be governed by and construed under the laws of the State of California, and controlling U.S. federal law, and the choice of law rules of any jurisdiction shall not apply. The parties agree that any action arising out of this Trademark Agreement shall be brought in the U.S. District Court for the Northern District of California or the California Superior Court, County of Santa Clara, as applicable, and the parties hereby submit exclusively to the personal jurisdiction and venue of such Courts.

   10.7 Licensee acknowledges that a material breach of the obligations in Sections 2, 3, 4, 5, 7, and 8.3, and Section 10.10 of this Agreement would cause irreparable harm to Sun for which damages would not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, Sun shall be entitled to immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and to such other and further equitable relief as the court may deem proper under the circumstances.

   10.8 If any legal action or other proceedings are brought for the enforcement of this Trademark Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in an action or proceeding in addition to any other relief to which that party may be entitled.

   10.9 The English language version of this Trademark Agreement governs the understanding of the parties. In the event of a conflict between the English language version and a translated version of this Trademark Agreement, the English language version controls. All translations of this Trademark Agreement into other languages are for convenience only.

   10.10 Neither party may assign this Agreement or any of its rights or obligations hereunder without the other party's prior written consent, such consent not to be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.

   10.11 If one party desires that information provided to the other under this Agreement be held in confidence, the disclosing party will designate the information in writing as confidential or proprietary. Intangible information shall be identified as confidential or proprietary at the time of disclosure, and within thirty (30) calendar days of the disclosure shall be reduced to writing and transmitted to the receiving party pursuant to the notice provisions of Section 10.3. The receiving party may not disclose the other party's confidential or proprietary information, other than to a subsidiary, agent, or contractor of the receiving party who has _____ to be bound by the terms of the duty of confidentiality contained in this Section 10.11, and may use such information only in election with Customer's participation in the Program, including without limitation any associated audits. The receiving party will _______ confidential and proprietary information of the disclosing party that has been previously identified as confidential or proprietary with at least the same degree of care as it does its own such information, but no less than a reasonable degree of care. The foregoing obligations do not apply to information which: (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party; (b) is obtained by the receiving party from a third party without an obligation to keep such information confidential;
(c) is or becomes generally known to the public without violation of this Agreement; (d) is independently developed by the receiving party without use of the confidential information of the other party; or (e) is disclosed in response to a valid court or governmental order or regulatory directive, if the receiving party has given the other party prior notice to afford the other party the opportunity to object. This section will not affect any other confidential disclosure agreement between the parties.

   10.12 Each party acknowledges that it understands the terms of this Trademark Agreement and has had the opportunity to consult with independent counsel of its own choice throughout all negotiations that preceded, and occurred in connection with, the execution of this Trademark Agreement.

                                                                    EXHIBIT 10.5

   10.13 No Modifications. Customer represents and warrants that it has not in any way unilaterally modified the terms of this Agreement as provided by Sun, and is signing the most recent version of this Trademark Agreement provided by Sun.

   10.14 This Trademark Agreement is the parties' entire agreement relating to its subject matter. It supersedes all prior and contemporaneous oral or written communications, proposals, conditions, representations, and warranties, and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Trademark Agreement. No modification to this Trademark Agreement will be binding, unless in writing and signed by an authorized representative of each party.

                                                                    EXHIBIT 10.5

JN MICROSYSTEMS, INC. PROPRIETARY AND CONFIDENTIAL

                                                         Agreement Number 115804

                                 ATTACHMENT 3-A

                               LICENSED TRADEMARKS

                              STAROFFICE WORD MARK:
                                 StarOffice(TM)

                               STAROFFICE LOGO(S):

                                 STAROFFICE(TM)

                                 STAROFFICE(TM)
                                       sun.com/staroffice

                                    SUN LOGO:

                                       SUN
                                  MICROSYSTEMS

If you have questions or would like further information regarding Sun and/or StarOffice trademarks or the Sun/ Trademark and Logo Usage Requirements, please contact:

                         SMI Marketing & Trademarks Department
                         Sun Microsystems, Inc.
                         901 San Antonio Road, MS-PALO 1-521
                         Palo Alto, CA 94303
                         Fax: (650) 336-6623
                         General Hotline: (650) 336-0146
                         Group E-mail: trademarks!a4un.com

Do not send your signed Trademark Agreement to this address or use this address to provide notice under this agreement.